UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 23, 2007

O'REILLY AUTOMOTIVE, INC.
(Exact name of registrant as specified in its charter)

Missouri	44-0618012
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 South Patterson
Springfield, Missouri 65802
(Address of principal executive offices, Zip code)

(417) 862-6708
(Registrant's telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition

On October 23, 2007, O’Reilly Automotive, Inc. issued a press release announcing their 2007 third quarter earnings. The text of the press release is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release dated October 23, 2007

The information in this Current Report on Form 8-K, including the exhibit hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2007	O’REILLY AUTOMOTIVE, INC.

By: /s/ Thomas McFall
Thomas McFall
Senior Vice President of Finance
Chief Financial Officer
(principal financial officer)

Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:	Greg Henslee

Tom McFall

(417) 862-3333

O’REILLY AUTOMOTIVE, INC., REPORTS THIRD QUARTER 2007 EARNINGS

4.3% INCREASE IN COMPARABLE STORE SALES

10.9% INCREASE IN NET INCOME

Springfield, MO, October 23, 2007 -- O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced revenues and earnings for the third quarter ended September 30, 2007, representing 56 quarters of record revenues and earnings for O’Reilly since becoming a public company in April 1993.

Net income for the third quarter ended September 30, 2007, totaled $53.1 million, up 10.9% from $47.9 million for the same period in 2006. Diluted earnings per common share for the third quarter of 2007 increased 9.5% to $0.46 on 116.3 million shares compared to $0.42 for the third quarter of 2006 on 115.0 million shares. Sales for the three months ended September 30, 2007 totaled $662 million, up 10.8% from $597 million for the same period a year ago. Gross profit for the third quarter of 2007 increased to $294 million (or 44.4% of sales) from $263 million (or 44.1% of sales) for the third quarter of 2006, representing an increase of 11.5%. Operating, Selling, General and Administrative (“OSG&A”) expenses increased to $211 million (or 31.9% of sales) for the third quarter of 2007 from $188 million (or 31.5% of sales) for the third quarter of 2006, representing an increase of 12.1%.

Net income for the first nine months of 2007 totaled $153.4 million, up 11.4% from $137.7 million for the same period a year ago. Diluted earnings per common share for the first nine months of 2007 increased 10.0% to $1.32 on 116.0 million shares compared to $1.20 a year ago on 114.9 million shares. Sales for the first nine months of 2007 totaled $1.92 billion, up 11.2% from $1.72 billion for the same period a year ago. Gross profit for the first nine months of 2007 increased to $850 million (or 44.3% of sales) from $758 million (or 43.9% of sales) for the same period a year ago, representing an increase of 12.2%. OSG&A expenses increased to $609 million (or 31.7% of sales) for the first nine months of 2007 from $539 million (or 31.3% of sales) for the same period a year ago, representing an increase of 12.8%.

Comparable store sales for stores open at least one year increased 4.3% for both the third quarter and first nine months of 2007.

“We are very pleased with our strong performance in the third quarter as we continue to focus on building market share in both the professional and ‘do it yourself’ sides of our business,” stated Greg Henslee, CEO and Co-President. “Team O’Reilly continues to offer the highest levels of customer service in our industry, which resulted in another quarter of record sales and profits, and we are looking forward to offering these services to customers in markets new to our Company as we continue our aggressive expansion.”

Ted Wise, COO and Co-President stated, “We opened 43 new stores during the quarter bringing our net new store total to 134 for the year. Through the first three quarters our store openings were slightly behind our plan due to permitting and construction delays. However, we are confident that by the end of the fourth quarter we will meet our target of 190 new store openings for the year. Our dedication to providing the best service to the professional installer and do-it-yourself customer continues to be the first priority in our expansion efforts.”

The Company will host a conference call Wednesday, October 24, 2007, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s web site, www.oreillyauto.com, by clicking on “Investor Relations” then “News Room.”

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 1,774 stores in the states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Montana, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin and Wyoming as of September 30, 2007.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2006, for more details.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2007	September 30, 2006	December 31, 2006
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$109,783	$40,823	$29,903
Accounts receivable, net	90,654	82,154	81,048
Amounts receivable from vendors	46,334	48,475	47,790
Inventory	856,586	815,395	812,938
Deferred income taxes	--	838	--
Other current assets	22,478	17,253	28,997
Total current assets	1,125,835	1,004,938	1,000,676

Property and equipment, at cost	1,416,573	1,162,664	1,214,854
Accumulated depreciation and amortization	370,630	316,000	331,759
Net property and equipment	1,045,943	846,664	883,095

Notes receivable, less current portion	26,765	31,033	30,288
Goodwill	49,857	48,953	49,065
Other assets	12,150	13,014	14,372
Total assets	$2,260,550	$1,944,602	$1,977,496

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$401,308	$341,375	$318,404
Accrued payroll	26,334	22,824	21,171
Accrued benefits and withholdings	43,620	42,611	44,032
Deferred income taxes	9,299	--	5,779
Other current liabilities	48,074	47,806	44,089
Current portion of long-term debt	25,317	307	309
Total current liabilities	553,952	454,923	433,784

Long-term debt, less current portion	75,230	100,548	110,170
Deferred income taxes	25,896	41,699	38,171
Other liabilities	52,301	31,353	31,275

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
115,067,095 as of September 30, 2007,
113,641,241 as of September 30, 2006 and
113,929,327 as of December 31, 2006	1,151	1,136	1,139
Additional paid-in capital	436,222	392,890	400,552
Retained earnings	1,115,798	922,053	962,405
Total shareholders’ equity	1,553,171	1,316,079	1,364,096
Total liabilities and shareholders’ equity	$2,260,550	$1,944,602	$1,977,496

Note: The balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Sales	$661,778	$597,144	$1,918,031	$1,724,890
Cost of goods sold, including warehouse and distribution expenses	368,077	333,818	1,067,864	967,208

Gross profit	293,701	263,326	850,167	757,682
Operating, selling, general and administrative expenses	210,985	188,242	608,701	539,396

Operating income	82,716	75,084	241,466	218,286
Other income (expense), net	756	272	1,527	(18)

Income before income taxes	83,472	75,356	242,993	218,268
Provision for income taxes	30,385	27,500	89,600	80,535

Net income	$53,087	$47,856	$153,393	$137,733

Net income per common share	$0.46	$0.42	$1.34	$1.22
Net income per common share-assuming dilution	$0.46	$0.42	$1.32	$1.20

Weighted-average common shares outstanding	114,946	113,464	114,508	113,084
Adjusted weighted-average common shares outstanding – assuming dilution	116,306	115,026	115,989	114,949

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	September 30,
	2007	2006

Inventory turnover (1)	1.6	1.6
Inventory turnover, net of payables (2)	3.0	2.8

AP to inventory (3)	46.8%	41.9%
Debt-to-capital (4)	6.1%	7.1%
Return on equity (5)	13.5%	14.7%
Return on assets (6)	9.2%	9.8%

	Three Months Ended
	September 30,
	2007	2006
Other Information (in thousands):
Capital Expenditures	$79,008	$55,431
Depreciation and Amortization	$20,787	$16,547
Interest Expense	$1,081	$929
Lease and Rental Expense	$14,370	$12,215

Sales per weighted-average square foot (7)	$54.98	$55.56

Sales per weighted-average store (in thousands) (8)	$371	$372

Square footage (in thousands)	12,005	10,697

Store count:
New stores, net	43	41
Total stores	1,774	1,596

Total employment	24,075	22,091

(1)    Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the simple average of beginning and ending inventory for the same period used in determining the numerator.

(2)    Calculated as cost of sales for the last 12 months divided by average inventory less accounts payable. Average inventory is calculated as the simple average of beginning and ending inventory for the same period used in determining the numerator.

(3)    Accounts payable divided by inventory.

(4)    The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.

(5)    Last 12 months net income divided by average shareholders’ equity. Average shareholders’ equity is calculated by taking a simple average of the beginning and ending shareholders’ equity for the same period used in determining the numerator.

(6)    Last 12 months net income divided by average total assets. Average total assets is calculated by taking a simple average of the beginning and ending total assets for the same period used in determining the numerator.

(7)    Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.

(8)    Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.